Exhibit 99.1

Coffee Holding Co., Inc. Reports an Approximately 19% Increase in Net Sales During Third Quarter of 2024

STATEN ISLAND, New York – September 16, 2024. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal quarter ended July 31, 2024:

Net Sales. Net sales totaled $18,813,162 for the three months ended July 31, 2024, an increase of $3,048,797, or 19%, from $15,764,365 for the three months ended July 31, 2023. The increase in net sales was due to increased sales to new private label customers.

Cost of Sales. Cost of sales for the three months ended July 31, 2024 was $14,887,098, or 79.1% of net sales, as compared to $13,315,602, or 84.5% of net sales, for the three months ended July 31, 2023, an increase of $1,571,496. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. This increase in gross margin was due to price increases that were initiated during the three months ended July 31, 2024 for the Company’s roasted coffee customers as well as a favorable inventory position which resulted in higher gross margins related to the Company’s wholesale green coffee customers.

Gross Profit. Gross profit for the three months ended July 31, 2024 amounted to $3,926,064 or 20.9% of net sales, as compared to $2,448,763 or 15.5% of net sales, for the three months ended July 31, 2023. The increase in gross profits on a percentage and dollar basis was attributable to the factors listed above.

Operating Expenses. Total operating expenses increased by $354,191 to $3,206,201 for the three months ended July 31, 2024 from $2,852,010 for the three months ended July 31, 2023. Selling and administrative expenses increased by $336,373 and officers’ salaries increased by $17,818. The increase in selling and administrative expenses was due to higher payroll costs, professional fees, and insurance expense, partially offset by decreases in medical expenses, automobile costs, and advertising costs.

Other Income (Expense). Other income for the three months ended July 31, 2024 was $166,182, a decrease of $84,934 from other income of $251,116 for the three months ended July 31, 2023. The change was attributable to a decrease in interest expense of $99,383, an increase in interest income of $249, a decrease in loss from the Company’s equity method investments of $5,007, and a gain on extinguishment of lease of $210,567, partially offset by a decrease in other income of $400,140 related to an insurance claim.

Income Taxes. The Company’s expense for income taxes for the three months ended July 31, 2024 totaled $259,249 compared to a benefit of $40,250 for the three months ended July 31, 2023. The change was primarily attributable to the difference in the income for the three months ended July 31, 2024 versus the loss for the three months ended July 31, 2023.

Net Income (Loss). We had net income of $626,796, or $0.11 per share basic and diluted, for the three months ended July 31, 2024 compared to a net loss of $111,881, or $0.02 per share basic and diluted, for the three months ended July 31, 2023.

“We are pleased to deliver a strong third quarter performance to our shareholders” said Andrew Gordon, President and CEO of Coffee Holding Company. Our efforts over the last several months are now being reflected in our results. The addition of new customers for our private label business along with renewed growth of our flagship Café Caribe Brand have led the way to the strong growth in sales which I referred to in the company update which we issued at the beginning of 2024. In addition, we have paid down our line of credit by over $7 million during the last nine months, resulting in a savings of over $150,000 in interest expense. As of today, we have a zero-balance outstanding on our line of credit and I expect we will be able to maintain a similar level of borrowings over the next several periods as I believe we will continue to have positive cash flow from our operations. Annualized, these savings would translate into approximately $.10 a share in pretax earnings. Lastly, with the termination of the Delta transaction, we are determined to see a higher price for our stock that is commensurate with the true value of our company,” concluded Mr. Gordon.

About Coffee Holding

Founded in 1971, Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding’s product offerings consist of eight proprietary brands, each targeting a different segment of the consumer coffee market as well as roasting and blending coffees for major wholesalers and retailers throughout the United States who want to have products under their own names to compete with national brands. In addition to selling roasted coffee, Coffee Holding Co., Inc. also imports green coffee beans from around the world which it resells to smaller regional roasters and coffee shops around the United States and Canada.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.

Andrew Gordon

President & CEO

(718) 832-0800

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2024	October 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,098,158	$2,733,977
Accounts receivable, net of allowances for credit losses of $144,000 for 2024 and 2023	7,449,547	7,983,032
Receivable from sale of investment	—	3,150,000
Inventories	14,506,015	18,986,539
Due from broker	1,263,603	345,760
Prepaid expenses and other current assets	213,443	413,752
Prepaid and refundable income taxes	311,306	365,876
TOTAL CURRENT ASSETS	26,842,072	33,978,936

Building, machinery, and equipment, net	3,329,576	3,494,450
Customer list and relationships, net of accumulated amortization of $278,125 and $310,383 for 2024 and 2023, respectively	161,875	184,750
Trademarks and tradenames	327,000	327,000
Equity method investments	39,676	39,676
Right-of-use asset	1,192,834	2,696,159
Deferred income tax assets, net	1,017,453	1,341,407
Deposits and other assets	141,529	129,523
TOTAL ASSETS	$33,052,015	$42,191,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,535,476	$5,206,442
Line of credit	1,900,000	9,620,000
Due to broker	275,276	292,407
Note payable - current portion	—	4,200
Lease liabilities - current portion	636,534	255,625
TOTAL CURRENT LIABILITIES	7,347,286	15,378,674

Note payable, net of current	2,860	3,034
Lease liabilities, net of current	903,821	2,974,579
Deferred compensation payable	126,978	120,523
TOTAL LIABILITIES	8,380,945	18,476,810
Commitments and Contingencies (Note 8)
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,633,930 shares issued for 2024 and 2023; 5,708,599 shares outstanding for 2024 and 2023	6,634	6,634
Additional paid in capital	19,094,618	19,094,618
Retained earnings	10,447,840	9,491,861
Less: common stock held in treasury, at cost; 925,331 shares for 2024 and 2023	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. stockholders’ equity	24,915,532	23,959,553
Noncontrolling interest	(244,462)	(244,462)
TOTAL STOCKHOLDERS’ EQUITY	24,671,070	23,715,091
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,052,015	$42,191,901

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine months ended July 31,		Three months ended July 31,
	2024	2023	2024	2023
NET SALES	$57,349,477	$49,411,183	$18,813,162	$15,764,365

COST OF SALES	46,239,134	41,810,204	14,887,098	13,315,602

GROSS PROFIT	11,110,343	7,600,979	3,926,064	2,448,763

OPERATING EXPENSES
Selling and administrative	9,365,236	8,722,156	3,045,611	2,709,238
Officers’ salaries	474,983	467,548	160,590	142,772
TOTAL	9,840,219	9,189,704	3,206,201	2,852,010

INCOME (LOSS) FROM OPERATIONS	1,270,124	(1,588,725)	719,863	(403,247)

OTHER INCOME (EXPENSE)
Interest income	34,669	3,120	256	7
Interest expense	(235,427)	(393,590)	(44,641)	(144,024)
Loss from equity method investments	—	(14,310)	—	(5,007)
Gain on extinguishment of lease	210,567	—	210,567	—
Other income	—	634,181	—	400,140
TOTAL	9,809	229,401	166,182	251,116

INCOME (LOSS) BEFORE EXPENSE (BENEFIT) FOR INCOME TAXES	1,279,933	(1,359,324)	886,045	(152,131)
Expense (benefit) for income taxes	323,954	(355,500)	259,249	(40,250)
NET INCOME (LOSS)	$955,979	$(1,003,824)	$626,796	$(111,881)

Basic and diluted earnings (loss) per share	$0.17	$(0.18)	$0.11	$(0.02)

Weighted average common shares outstanding:
Basic and diluted	5,708,599	5,708,599	5,708,599	5,708,599

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Treasury Stock		Additional Paid-in	Retained	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Earnings	Interest	Total

Balance, October 31, 2022	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$10,327,437	$(244,462)	$24,550,667

Net loss	—	—	—	—	—	(532,103)	—	(532,103)

Balance, January 31, 2023	5,708,599	6,634	925,331	(4,633,560)	19,094,618	9,795,334	(244,462)	24,018,564

Net loss	—	—	—	—	—	(359,840)	—	(359,840)

Balance, April 30, 2023	5,708,599	6,634	925,331	(4,633,560)	19,094,618	9,435,494	(244,462)	23,658,724

Net loss	—	—	—	—	—	(111,881)	—	(111,881)

Balance, July 31, 2023	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,323,613	$(244,462)	$23,546,843

Balance October 31, 2023	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$9,491,861	$(244,462)	$23,715,091

Net income	—	—	—	—	—	351,024	—	351,024

Balance January 31, 2024	5,708,599	6,634	925,331	(4,633,560)	19,094,618	9,842,885	(244,462)	24,066,115

Net loss	—	—	—	—	—	(21,841)	—	(21,841)

Balance, April 30, 2024	5,708,599	6,634	925,331	(4,633,560)	19,094,618	9,821,044	(244,462)	24,044,274

Net loss	—	—	—	—	—	626,796	—	626,796

Balance, July 31, 2024	5,708,599	$6,634	925,331	$(4,633,560)	$19,094,618	$10,447,840	$(244,462)	$24,671,070

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended July 31,
	2024	2023
OPERATING ACTIVITIES:

Net income (loss)	$955,979	(1,003,824)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	458,429	436,669
Unrealized gain on commodities	(934,974)	(776,521)
Loss on equity method investments	—	14,310
Amortization of right-of-use asset	203,268	240,504
Gain on extinguishment of lease liability	(210,567)	—
Deferred income taxes	323,954	(355,500)
Changes in operating assets and liabilities:
Accounts receivable	533,485	1,334,319
Inventories	4,480,524	2,113,830
Prepaid expenses and other current assets	200,309	(9,306)
Prepaid and refundable income taxes	54,570	—
Lease liabilities	(179,225)	(203,908)
Deposits and other assets	(12,006)	—
Accounts payable, accrued expenses, and deferred compensation payable	(664,511)	(991,411)
Net cash provided by operating activities	5,209,235	799,162

Cash flows from investing activities:
Purchases of machinery and equipment	(270,680)	(721,696)
Proceeds from sale of investment	3,150,000	—
Net cash provided by (used in) investing activities	2,879,320	(721,696)

Cash flows from financing activities:
Advances under bank line of credit	—	2,434,783
Cash overdraft	—	(876,148)
Principal payments on note payable	(4,374)	(4,641)
Principal payments under bank line of credit	(7,720,000)	(1,728,783)
Net cash used in financing activities	(7,724,374)	(174,789)

Net change in cash and cash equivalents	364,181	(97,323)

Cash and cash equivalents, beginning of period	2,733,977	2,515,873

Cash and cash equivalents, end of period	$3,098,158	$2,418,550
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$281,841	$243,100

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of operating lease right-of-use asset	$547,975	$146,416